Exhibit 23.3

9/F, Office Tower C1, Oriental Plaza, 1 East Chang An Avenue

Beijing 100738, P. R. China

Tel: +86 10 8525 5500 Fax : +86 10 6525 5511 / 8525 5522

Beijing · Shanghai · Shenzhen · Hong Kong

www.hankunlaw.com

CONSENT LETTER

August 24, 2020

To: Tencent Music Entertainment Group

17/F, Matsunichi Building, Kejizhongyi Road

Midwest District of Hi-tech Park

Nanshan District, Shenzhen 518057

The People’s Republic of China

Dear Sirs,

We consent to the reference to our firm in the sections titled “Enforceability of Civil Liabilities” and “Legal Matters” in Tencent Music Entertainment Group’s registration statement on Form F-3 dated August 24, 2020, including all amendments or supplements thereto (the “Form F-3”), filed with the Securities and Exchange Commission (the “SEC”). We also consent to the filing with the SEC of this consent letter as an exhibit to the Form F-3.

Yours faithfully,

/s/ HAN KUN LAW OFFICES

CONFIDENTIALITY.    This document contains confidential information which may be protected by privilege from disclosure. Unless you are the intended or authorized recipient, you shall not copy, print, use or distribute it or any part thereof or carry out any act pursuant thereto and shall advise Han Kun Law Offices immediately by telephone, e-mail or facsimile and return it promptly by mail. Thank you.